EXHIBIT 5.1

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Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
May 24, 2010
Mirion Technologies, Inc.
Bishop Ranch 8
3000 Executive Parkway, Suite 222
San Ramon, California 94583
Ladies and Gentlemen:
Mirion Technologies, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 12,650,000 shares of its common stock, par value $0.001 per share, of which 7,800,000 shares will be sold by the Company (the “Primary Securities”), and up to 4,850,000 shares (the “Secondary Securities”), which includes 1,650,000 shares subject to an over-allotment option granted by certain selling stockholders (the “Selling Stockholders”) to the underwriters, will be sold by the Selling Stockholders.
We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion:
     i) When the price at which the Primary Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Primary Securities will be validly issued, fully paid and non-assessable; and
     ii) Subject to the conversion of the Company’s Series A-1 Convertible Participating Preferred Stock, $0.001 par value, and Series A-2 Convertible Participating Preferred Stock, $0.001 par value, pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Secondary Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP